Exhibit 14

For Immediate Release

UNILENS GRANTS INCENTIVE STOCK OPTIONS

LARGO, Florida (March 3, 2004) – Unilens Vision Inc., which through its subsidiary, Unilens Corp., USA, develops, manufactures, distributes and markets specialty contact lenses, announces that, subject to regulatory acceptance, it has granted incentive stock options to certain directors, officers, and employees which will entitle them to purchase up to a total of 125,000 common shares of the Company at an exercise price of $0.95 Cdn per share, exercisable for a period of five years. Pursuant to the policies of the TSX Venture Exchange, any shares issued on exercise of options during the four month period subsequent to the date of grant are restricted from trading during that period.

About Unilens Vision Inc.

Established in 1989, Unilens Vision Inc. (“Unilens”), through its wholly owned subsidiary Unilens Corp., USA, develops, manufactures, distributes and markets specialty contact lenses under the C-Vue, Unilens, Sof-Form, Lombart, and LifeStyle brands. Additional information on the Company may be accessed on the Internet at www.unilens.com.

Unilens Vision Inc. is headquartered in Vancouver, Canada, and its operating headquarters is located in Largo, Florida. The Company’s common stock is listed on the TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the TSX Venture Exchange.

Note: The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Michael Pecora, CFO, Unilens Corp., USA at (727) 544-2531